99.3         Selected information presented at CCBG's Annual Meeting of
              Shareowners on April 25, 2006.

Analyst Videos that will be presented at the Annual Meeting

How does Capital City Bank compare to other financial institutions in Florida?

Mark A Muth:
Capital City strategy makes a lot of sense when you think about it. The markets they're in aren't growing slowly by any stretch of the imagination. They are still growing quickly. They are just growing from small bases. So they can still get the growth that these names or the companies that compete against them in Palm Beach or South Florida for the Florida recognition which if you would but at the same time these markets are great markets. They are not competitive markets so they can make more money in these small markets. They aren't having to compete with 10 to 15 competitors all going after the same customer. They are able to really build good relationships that will drive earnings not only today but down the road as that relationship builds and grows over time.

What are some of the factors contributing to the increase in share price and dividend returns?

Gary P Tenner:
Capital City has really changed a lot over the last several years. I think there has been certainly several acquisitions that the company has made that has put them in new markets. some transactions that I think have been very meaningful to the bottom line for the company as well as growing the top line. All that is translated into healthy growth in the stock price, as well as I think, a higher profile outlook from street investors.

What has lead to the increase of dividends?

Gary P Tenner:
In the bank industry, I think one of the attractions of banking industry overall is the fact that banks do pay dividends in this environment. Given special tax circumstances relating to dividends that becomes very valuable piece of the overall investment. So to the extent that Capital City has increased its dividends over the past several years and maintains that strategy, I certainly would consider Capital City an attractive investment.

You take time to meet with a company's management team. How does this enhance your understanding of the business?

Mark A Muth:
Perhaps the easiest way to explain is just like a retail broker tries to help his clients make money, we are trying to help the institutions make money. And my job is to find little bits of insight that helps us all make investment decisions that can make us all money at the end of the day. When I am here I am looking for the interesting the little tidbits that don't show up in the quarterly earnings releases or the SEC filings such as the 10Q or the 10K. Always trying to find a little bit of additional incremental information that can make the decision when I am looking at modeling my loan growth or my deposit growth maybe a little more accurate than the competitor of mine down the street.


What is an institutional investor looking for in a stock?

Gary P Tenner:
When investors look at bank stocks, national stocks the reality I think is they are truly investing in management, that is one of the constants that we hear when we travel with Capital City and with other management teams. The importance in the way management presents itself and the level of confidence that investors have in that teams execute on their strategy. Certainly markets are important and balance your growth and conservatism is always important but to a great extent in this business I think management is the number one piece of interest for investors.

What are your thoughts on the financial sector as a whole?

Gary P Tenner:
Small cap banks have been a very attractive place to be in the last several years for a lot of reasons one of which is M&A. Certainly the possibility of that in the group as a whole has helped the multiple attractions in that area, by and large small caps have the opportunity to grow earnings at a faster pace than the big cap large cap banks and that adds to the attraction of why the small cap valuations tend to be higher than those of the larger banks, and I think at this stage of the game some element of flexibility that the small cap have that the larger institutions do not have. The other part of the equation I think is over the last several years the introduction of technology has really leveled the playing field out across all size banks and allowed small banks to execute and have the same products and strategy that larger institutions have.





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